Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: 404/572-4600 Fax: 404/572-5100 www.kslaw.com

November 7, 2012

Post Properties, Inc.

Post Apartment Homes, L.P.

4401 Northside Parkway

Suite 800

Atlanta, Georgia 30327

Re:	Post Apartment Homes, L.P. – 3.375% Notes due 2022

Ladies and Gentlemen:

We have acted as counsel for Post Apartment Homes, L.P., a Georgia limited partnership (the “Operating Partnership”) in connection with the offering by the Company of $250,000,000 aggregate principal amount of 3.375% Notes due 2022 (the “Notes”). The Notes will be issued pursuant to a Registration Statement on Form S-3 (No. 333-181785-01) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), the related prospectus dated May 31, 2012 (the “Base Prospectus”), and a Prospectus Supplement relating to the Notes, dated November 2, 2012 (the “Prospectus Supplement” and collectively with the Base Prospectus, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) of the rules and regulations promulgated under the Act. This opinion is being provided at your request for incorporation by reference into the Registration Statement.

In connection with this opinion, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials. As to certain matters of fact material to this opinion, we have relied, without independent verification, upon certificates of Post GP Holdings, Inc., a Georgia corporation and the general partner of the Operating Partnership, and of certain officers of Post GP Holdings, Inc.

We have assumed that the execution and delivery of, and the performance of all obligations under, the Indenture dated as of September 15, 2000, as supplemented by the First

Post Properties, Inc.

Post Apartment Homes, L.P.

November 7, 2012

Supplemental Indenture dated December 1, 2000 (collectively, the “Indenture”), between the Operating Partnership and U.S. Bank National Association (as successor in interest to SunTrust Bank), as the trustee (the “Trustee”), has been duly authorized by all requisite action by the Trustee, and that the Indenture was duly executed and delivered by, and is a valid and binding agreement of, the Trustee, enforceable against the Trustee in accordance with its terms.

This opinion is limited in all respects to the laws of the States of Georgia and New York, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that upon the issuance and sale thereof as described in the Prospectus Supplement and, when executed by the Operating Partnership and duly authenticated by the Trustee in accordance with the terms of the Indenture, the Notes will be valid and binding obligations of the Operating Partnership, enforceable against the Operating Partnership in accordance with their terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally, and the effects of general principles of equity.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Operating Partnership in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

We hereby consent to the filing of this opinion as an Exhibit to the current report on Form 8-K and to the reference to us under the caption “Legal matters” in the Prospectus Supplement dated November 2, 2012.

Sincerely,

/s/ King & Spalding LLP